QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 18-K/A
For Foreign Governments and Political Subdivisions Thereof

AMENDMENT NO. 7 TO
ANNUAL REPORT
of
PROVINCE OF BRITISH COLUMBIA
(Canada)
(Name of Registrant)

Date of end of the year to which the annual report relates: March 31, 2010
SECURITIES REGISTERED*
(As of the close of the fiscal year)

Title of Issue	Amounts as to Which Registration is Effective	Names of Exchanges on Which Registered
N/A	N/A	N/A

Names and addresses of persons authorized to receive notices and communications from the Securities and Exchange Commission:

Honourable John Prato
Danièle Ayotte
Don Wilson
Canadian Consulate General
1251 Avenue of Americas
New York, New York 10020

Copies to

Jason Lehner Shearman & Sterling LLP 199 Bay Street Commerce Court West Suite 4405, P.O. Box 247 Toronto, Ontario Canada M5L 1E8	Alan Dean Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017	Ministry of Finance Provincial Treasury Debt Management Branch 620 Superior Street P.O. Box 9423, Stn Prov Govt Victoria, British Columbia Canada V8W 9V1

*
The Registrant is filing this amendment to its annual report on a voluntary basis.

 PROVINCE OF BRITISH COLUMBIA

        The undersigned registrant hereby amends its Annual Report on Form 18-K for the fiscal year ended March 31, 2010 (the "Annual Report") as follows:

        The following additional exhibit is added to the Annual Report:

Exhibit 99.18    2011 British Columbia Financial and Economic Review (71st Edition, April 2010 — March 2011)

2

 SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, at Victoria, British Columbia, Canada, on the 12th day of August, 2011.

PROVINCE OF BRITISH COLUMBIA (Name of registrant)
By:	/s/ J.W. Hopkins
	Name:	Jim Hopkins
	Title:	Assistant Deputy Minister Provincial Treasury Ministry of Finance

3

 EXHIBIT INDEX

Exhibit 99.18 2011 — British Columbia Financial and Economic Review (71st Edition, April 2010 — March 2011)

QuickLinks

PROVINCE OF BRITISH COLUMBIA
SIGNATURE
EXHIBIT INDEX